Exhibit 10.20

AMENDMENT NO. 1

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 to Exclusive License Agreement (“Amendment”) is entered into on February 5, 2007, by and between the Institute for Systems Biology (the “Institute”), a Washington nonprofit corporation, having its principal place of business at 1441 No. 34th Street, Seattle, WA 98103 and NanoString Technologies, Inc. (“Licensee”), a Delaware corporation, having its principal place of business at 201 Elliott Ave. W., Suite 300, Seattle, WA 98119.

BACKGROUND

The Institute and Licensee are parties to that certain Exclusive License Agreement dated February 4, 2004 (“Agreement”). The Parties desire to amend their Agreement as set forth in detail below. In consideration for the payment set forth in Paragraph 11 below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties expressly agree as follows.

AMENDMENT

1.	Amend the Preamble to read as follows:

This Exclusive License Agreement (hereinafter called “Agreement”), is entered into as of February 4, 2004 (“Effective Date”) by and between the Institute for Systems Biology (the “Institute”), a Washington nonprofit corporation, having its principal place of business at 1441 No. 34th Street, Seattle, WA 98103 and NanoString Technologies, Inc. (“Licensee”).

2.     In Article 1, amend Sections 1.1, 1.2, 1.3, 1.4, 1.6, 1.10 and 1.11 to read as follows and add new Sections 1.13 and 1.14:

1.1

“Licensed Patents” means (a) the patent applications listed on Appendix A as of the Effective Date, (b) any other patent applications filed by or on behalf of Institute claiming the inventions described and claimed therein, (c) any other patent applications filed by or on behalf of Institute claiming Licensed Know-How, (d) any divisional, continuation, or continuations-in-part of any of the foregoing applications, but only to the extent that such continuation-in-part applications are directed to subject matter specifically described in and can claim benefit of the priority of a patent application(s) listed on Appendix A, (e) any patent application owned or controlled by the Institute filed anywhere outside the United States that is directed to the same invention(s) as any and

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all of the foregoing applications or that, at any time, claimed or can effectively claim priority to any of the foregoing applications, (f) PCT application entitled “Nanoreporters and Methods of Manufacturing the Use Thereof”, filed December 22, 2006 naming Geiss, G., Ferree, S., Webster, P. and Dimitrov, K. as inventors (Jones Day docket no. 11616-033-228) and its national stage applications, and all patent applications owned or co-owned by the Institute that claim the benefit of, or priority to, such application; (g) any patent issuing from any of the foregoing applications, and (h) all substitutions, registrations, confirmations, re-examinations, renewals reissues, extensions, or supplemental protection certificates, of any such patents. All Licensed Patents will be automatically added to Appendix A.

1.2	“End User” means a person or entity that acquires a Licensed Product from Licensee or one of its Sublicensees for re-sale or for use.

1.3	“Field” means any and all fields and uses, without limitation.

1.4	“Licensed Product(s)” means any method, composition, or device the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe, including contributorily infringe, a Valid Claim.

1.6	“Net Sales” means Licensee’s and its sublicensees’ billings for gross amounts invoiced, or if no amount is invoiced, then the amount actually received for, Licensed Products produced and sold or otherwise disposed of hereunder excluding the sum of the following:

(a)	discounts allowed in amounts customary in the trade;

(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)	outbound transportation prepaid or allowed; and

(d)	amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered “sold” when billed out or invoiced.

1.10	“First Commercial Sale” means the first sale to an End User of a Licensed Product after all necessary regulatory approvals have been obtained in the country of sale, provided, however, that a sale to an Affiliate will not constitute a First Commercial Sale unless the Affiliate is an End User.

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1.11	“Valid Claim” means a claim of (a) a pending patent application included within the Licensed Patents, which claim, together with any amended versions thereof, has not been pending for longer than six (6) years; or (b) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1 13	“Research Product” means any Licensed Product offered for sale or sold for use in research, specifically, a Licensed Product will be a Research Product only if (a) pursuant to applicable regulatory approvals or rules it can only be sold for research purposes, (b) as offered for sale or sold, it is identified or labeled for research use only, or (c) it is offered for sale or sold to an entity, such as a university, that primarily conducts research. A Research Product is not a Commercial Product

1.14	“Commercial Product” means any Licensed Product that is not a Research Product. For example, a Licensed Product will be a Commercial Product if (a) pursuant to applicable regulatory approvals or rules it may be sold for diagnostic or therapeutic purposes, (b) as offered for sale or sold, it is identified or labeled for use for diagnostic or therapeutic purposes, (c) it is offered for sale or sold to an entity, such as a commercial laboratory or hospital, that primarily performs diagnostic or therapeutic services, or (d) it is the provision of services.

3.	In Article 2, amend Section 2.1 to read as follows:

2.1	License Grant. The Institute grants to Licensee the exclusive, worldwide license, including the right to grant sublicenses pursuant to Section 2.2, under the Licensed Patents and Licensed Know-How, and within the Field to make, have made, use, sell, offer for sale and import Licensed Products and to otherwise practice Licensed Patents and use Licensed Know-How in connection with Licensed Products. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the Institute other than Licensed Patents regardless of whether such patents are dominant or subordinate to Licensed Patents.

4.	In Article 4, amend Sections 4.2 and 4.7 to read as follows:

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4.2	Royalties. (a) Licensee will pay Institute a royalty equal to [†]% of Licensee’s and/or its Sublicensee’s Net Sales of Commercial Products covered by a Valid Claim at the time of and in the country of sale, and (b) Licensee will pay Institute a royalty equal to [†]% of Licensee’s and/or its Sublicensee’s Net Sales of Research Products covered by a Valid Claim at the time of and in the country of sale on aggregated gross sales of such Research Products up to [†] dollars and [†]% of Licensee’s and/or its Sublicensee’s Net Sales of Research Products covered by a Valid Claim at the time of and in the country of sale from and in excess of aggregated gross sales of [†] dollars.

4.7	After “Licensed Products” in line 8, insert “(allocated between Research Products and Commercial Products)”.

5.	In Article 6, amend Section 6.1 to read as follows:

6.1	Patent Prosecution and Maintenance. From and after the Effective Date of this Agreement, the provisions of this Section 6 will control the filing, prosecution and maintenance of the Licensed Patents. Licensee will direct and manage (i) the preparation, filing and prosecution of the United States and foreign patent applications arising from or relating to the Licensed Patents (including any interferences and foreign oppositions) and (ii) the maintenance of the Licensed Patents. The Institute will select the patent attorney, subject to Licensee’s prior written approval, which approval will not be unreasonably withheld and the Institute will be said attorney’s client. The Institute and Licensee will consult from time to time on patent matters, at which time patent counsel may be changed by mutual agreement of the parties. Effective as of the date of Amendment No. 1 to this Agreement, Institute selects, and Licensee approves the attorneys of Jones Day (subject to appropriate waivers satisfactory to Institute, Licensee and Jones Day) for handling Licensed Patents.

6.7	Settlement of Infringement Actions. Neither Party may settle any infringement action covered by Section 6.6 in a manner that diminishes the rights or interests of the other Party without first obtaining the prior written consent (which shall not be unreasonably withheld) of such other Party. In any such settlement, Licensee only shall have the right to grant a sublicense in accordance with Article 2 hereof.

6.	In Article 7, amend Sections 7.2 and 7.4 to read as follows and add new Section 7.6:

7.2(c)(i) line 9, amend “reasonable” to read —reasonably—.

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7.4	Rights after Termination. At the effective date of any termination of this Agreement pursuant to Section 7.2 hereof for material breach by Licensee, pursuant to Section 7.3 hereof in the event of bankruptcy by Licensee, or pursuant to Section 7.6 by Licensee, Licensee will immediately cease using Inventions covered by any Valid Claim of an issued patent within Licensed Patents; provided, however, that Licensee may for six (6) months dispose of any Licensed Products actually in the possession of Licensee or as to which it has made irrevocable commitments to sell or have made prior to the date of termination, subject to Licensee’s paying to the Institute running royalties in accordance with Section 4.2 with respect thereto and otherwise complying with the terms of this Agreement.”

7.6	Termination At Will. Licensee shall have the right to terminate this Agreement, in whole or in part (with respect to any country or Licensed Patent) upon thirty (30) days written notice to Institute. Section 7.4 will not apply to partial termination of this Agreement pursuant to this Section 7.6.

7.	Amend Article 8 to read as follows:

8.	Assignability. The rights and licenses granted by Institute in this Agreement are personal to Licensee and may not be assigned or otherwise transferred without the written consent of Institute (such consent not to be unreasonably withheld), provided, however, that Licensee may, without such consent but with notification, assign this Agreement and its rights and obligations hereunder to any of its Affiliates, or in connection with the transfer or sale of all or substantially all of its business relating to Licensed Products or its merger, acquisition or other consolidation with or into another party other than a transfer or sale in connection with Licensee’s insolvency, dissolution, bankruptcy or receivership proceedings. Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement. Any attempted assignment or transfer without consent under circumstances requiring the Institute’s consent shall be void and shall automatically terminate all rights of Licensee under this Agreement.

8.	Amend Article 9 to read as follows:

9.	Governmental Compliance. Licensee will, at all times during the term of this Agreement and for so long as it sells Licensed Products for which royalties are due Institute pursuant to this Agreement, comply and require its sublicensees to comply with all laws that control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

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9.	In Article 11, amend Licensee’s address as follows:

In the case of Licensee:

President

NanoString Technologies, Inc.

201 Elliott Avenue W., Suite 300

Seattle, WA 98119

10.	In Article 12, amend Sections 12.3, 12.14, 12.17 and 12.20 to read as follows:

12.3	Indemnity. Licensee will defend, indemnify and hold Institute harmless against all liabilities, demands, damages, expenses (including reasonable attorneys’ fees and costs), or losses in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, without limitation, actions in the form of tort, warranty, or product liability, and regardless of whether such action has any factual basis) (“Claims”) concerning (1) any product, process or service that is made, used, sold, offered for sale, imported, performed or otherwise disposed pursuant to any right or license granted under this Agreement, and (2) the negligent acts or omissions or willful misconduct of Licensee, sublicensees, or customers, employees or agents of the foregoing in connection with the exercise of its/their respective rights under this Agreement, except to the extent any such Claim results from the gross negligence or willful misconduct of any indemnitee hereunder or the breach by Institute of any warranty, representation or agreement made by Institute hereunder.

12.14	Force Majeure. No breach hereunder will result by reason of delay in performance of a Party caused by force majeure, that is, circumstances beyond the reasonable control of such Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment. The Party suffering force majeure shall provide prompt written notice thereof to the other Party. If as a result of force majeure, performance by Licensee under this Agreement is excused for a continuous period of 180 days, Institute may terminate this Agreement on written notice to Licensee.

12.17	Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the Party prevailing in the resolution of any such dispute or default will be entitled to recover its actual attorneys’ fees, expert witness fees and other costs incurred in connection with resolving such dispute or default whether in an original action or an appeal.

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12.20	Survival. The rights and obligations of the Parties under Sections 5, 7.1, 7.4, 9, 10, 11 and 12.1 to 12.6, 12.10, 12.11, 12.16, 12.17 and 12.20 (in accordance with their provisions) shall survive the termination of this Agreement.

11.	Appendix A. Replace original Appendix A with the Updated Appendix A attached hereto.

12.	NO OTHER CHANGES. Except for the agreed upon amendments set forth herein, in all other respects the remaining terms and conditions of the Agreement shall remain in full force and effect as written. If there is a conflict between any provision of the Agreement and a provision of this Amendment, the terms of this Amendment shall prevail.

13.	In consideration for this Amendment, Licensee agrees to pay Institute a one time fee of $[†] to cover costs incurred by the Institute for its own efforts and its outside legal counsel’s fees in connection with this Amendment. This fee shall be due and payable within 30 days of the effective date of this Amendment No. 1 as first written above.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment by their duly authorized officers and representatives effective as of the date first written above.

Institute for Systems Biology		NanoString Technologies, Inc.

By:	/s/ Leroy Hood	By:	/s/ H. Perry Fell
Name: Leroy Hood			Name: H. Perry Fell
Title: President			Title: C.E.O.

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NanoString Exclusive License Agreement

UPDATED APPENDIX A

Licensed Patents

Inventor	Country	Application No.	Filed	Title
Dimitrov, K.	U.S.	09/898,743	7/3/01	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	U.S.	10/542,458	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	Canada	2,452,712	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	Australia	2002327202	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	Japan	2003-509840	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	EP	02763230.6	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Dimitrov, K. Dunaway, D.	PCT	PCT/US02/21278	7/3/02	Methods for Detection and Quantification of Analytes in Complex Mixtures
Geiss, G. Ferree, S. Webster, P. Dimitrov, K..	PCT	To Be Assigned JD Docket No. 11616-033-228	12/22/2006	Nanoreporters and Methods of Manufacturing and Use Thereof (Co-owned by NanoString and Institute)

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